                        PRESS RELEASE

9 Meters Biopharma Provides Clinical Update on Late-Stage Pipeline Products Vurolenatide for Short Bowel Syndrome and Larazotide for Celiac Disease

RALEIGH, NC / ACCESSWIRE / February 28, 2021 / 9 Meters Biopharma, Inc. (NASDAQ:NMTR), a clinical-stage company pioneering novel treatments for people with rare or debilitating digestive diseases, announced today an update on its late stage pipeline products vurolenatide, a proprietary long-acting glucagon-like peptide (GLP-1) agonist in a Phase 2 trial for adults with short bowel syndrome (SBS), and larazotide, a gut-selective tight junction modulator in a Phase 3 trial for celiac disease.

The vurolenatide Phase 2 trial known as the VIBRANT (VurolenatIde for short Bowel syndrome Regardless of pArenteral support requiremeNT) study, is a double-blind, multicenter, placebo-controlled parallel group study of the safety, efficacy, and tolerability of vurolenatide in adult patients with SBS. Enrollment is expected to be completed in the coming weeks, and the company will report top-line data in the second quarter of this year.

“While we have been working towards having data available this quarter, the Omicron surge adversely affected staffing and operations at the study sites,” stated Patrick H. Griffin, M.D., FACP, Chief Medical Officer of 9 Meters. “As always, our top priority is the integrity of the study in terms of continuity of patient care and dosing. As such, patients were being enrolled when the investigators were confident both the initial and final patient visits could be conducted on site per the study design. All study sites are now open and active, and the Omicron related impact appears to be behind us, and we look forward to releasing top-line data in the second quarter of this year. Shortly thereafter, we expect to have an end of Phase 2 meeting with the FDA and be in a position to initiate our Phase 3 U.S. registration study.”

The Company’s Phase 3 trial for larazotide, a gut-selective tight junction regulator for celiac disease is also progressing. The trial, referred to as the CedLara (Celiac disease Larazotide) study, is a randomized, double-blind, placebo-controlled study to evaluate the safety and efficacy of larazotide for patients with celiac disease who continue to experience gastrointestinal symptoms while following a gluten-free diet. The primary efficacy outcome of the study is the mean change from baseline of the CeD PRO (celiac disease patient-reported outcomes) Abdominal Domain scores over 12 weeks for two active treatment doses (0.25 mg and 0.50 mg) compared to placebo. A pre-specified interim analysis is part of the statistical analysis plan and will be conducted when approximately 50% of subjects have completed 12 weeks of double-blind treatment.

According to Dr. Griffin, “We have achieved a very important milestone in our study of larazotide for celiac disease by reaching the cut-off for our planned interim analysis with 50% of the target study population randomized. Based on this achievement, the interim analysis is anticipated to be completed by early June once these patients complete the twelve-week double-blind treatment phase of the study.”

John Temperato, President & Chief Executive Officer of 9 Meters added, “In light of the aforementioned challenges, we are confident in completing both the vurolenatide Phase 2 and larazotide Phase 3 studies in the timeframes now indicated. 9 Meters is in the unique position of having two major clinical milestones forthcoming that, among other things, allow us to continue to entertain partnership and licensing opportunities. Furthermore, our cash runway extends into 2023 ensuring that we achieve near-term readouts and support our ongoing and planned clinical studies.”

                        PRESS RELEASE
About 9 Meters Biopharma
9 Meters Biopharma is a clinical-stage company pioneering novel treatments for people with rare digestive diseases, GI conditions with unmet needs, and debilitating disorders in which the biology of the gut is a contributing factor. The Company is advancing vurolenatide, a proprietary Phase 2 long-acting GLP-1 agonist, for short bowel syndrome (SBS); larazotide, a Phase 3 tight junction regulator in non-responsive celiac disease; and several near clinical-stage assets.

For more information please visit www.9meters.com or follow 9 Meters on Twitter and LinkedIn.

Forward-Looking Statements

This press release includes forward-looking statements based upon the Company's current expectations. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, anticipated milestones and any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: the impact of COVID-19 on our operations, reliance on research and development partners; the impact of financial market disruptions or volatility, including in light of unstable geopolitical conditions; intellectual property risks; uncertainties associated with the clinical development and regulatory approval of product candidates; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; enrollment in and timing of clinical trials; risks related to the inability of the Company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs; reliance on collaborators; and risks associated with acquiring and developing additional compounds. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, Form 10-Q for the quarter ended September 30, 2021, and in other filings that the Company has made and future filings the Company will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Corporate Contact

Al Medwar
SVP, Investor Relations & Corporate Communications
9 Meters Biopharma, Inc.
investor-relations@9meters.com
www.9meters.com

                        PRESS RELEASE
Media Contact

Veronica Eames
LifeSci Communications, LLC
veames@lifescicomms.com
203-942-4626

SOURCE: 9 Meters Biopharma